September 22, 2000

Mr. Douglas D. Akins

President and CEO

Commercial and Savings Bank

91 North Clay Street

Millersburg, Ohio 44654

RE: Letter of Agreement

Dear Doug:

Thank you for your interest in Alex Sheshunoff Management Services, L.P. (ASM). We certainly appreciate your longevity in our Affiliation Program. As you indicated during our conversation today, you would like ASM to conduct a review to determine the scope and nature of support ASM will provide Community and Savings Bank (the "Bank") in response to regulatory recommendations. Please allow this letter to serve as the Agreement between our organizations for this proposed engagement.

Project Approach

The scope of the review will include but not necessarily limited to policy, procedures, and operational practices in the following areas:

Lending

Loan Loss Reserve Methodology

Asset/Liability Management

Trust

Technology

The review will involve examination of current policies, data gathering, interviews with appropriate staff members, analysis, and an exit overview with you and your management team. From the review, ASM will develop a proposal for support based on your needs and expectations.

The review will be conducted by a team of two ASM Senior Consultants and will begin Wednesday, October 4th, with an exit interview on Friday, October 7th.

Fees and Professional Arrangements

The professional fee for this Organizational Review will be $15,000, plus customary out-of-pocket expenses. Those expenses typically cover airfare, lodging, meals and transportation. As we discussed, the assessment will be conducted October 4-6, 2000, with confirmed acceptance from you by Wednesday, September 27, 2000. To accept this proposal, please sign in the space indicated below and fax to our offices at (512) 479-8189. An initial fee of $7,500 will be due upon acceptance, and the remainder of the professional fee will be billed upon completion of the engagement.

The Bank acknowledges that ASM provides a valuable service by identifying and assigning personnel for this engagement. The Bank further acknowledges that it would receive substantial additional value and ASM would be deprived of its workforce, if the Bank were to hire ASM personnel after they have been introduced to the Bank by ASM. Without the prior written consent of the President or CEO of ASM, the Bank agrees not to recruit or hire any ASM personnel who are or have been assigned to perform work until one (1) year after the completion of this engagement in effect between the parties. In the event that the Bank hires any ASM personnel who are or have been assigned to perform work for the Bank, the Bank agrees to pay ASM $250,000 within 30 days of the date of such hiring, as a fee for the additional benefit obtained by the Bank.

Doug, we look forward to working with you on this project. If you have any questions, please do not hesitate to call me at (800) 477-1772.

Sincerely,

/s/ William R. Hawkins

William R. Hawkins

Managing Consultant

Alex Sheshunoff Management Services, L.P.

Accepted for Commercial and Savings Bank, Millersburg, Ohio

Signature: /s/ Douglas D. Akins

Printed Name: Douglas D. Akins

Title: President and CEO

Date: September 22, 2000

ADDENDUM TO PROPOSAL TO IMPROVE REGULATORY COMPLIANCE

AND PERFORMANCE THROUGH

BUSINESS PROCESS IMPROVEMENT ASSISTANCE

FOR

COMMERCIAL & SAVINGS BANK

THIS ADDENDUM (the "Addendum") between THE COMMERCIAL AND SAVINGS BANK, a commercial bank chartered under the laws of the State of Ohio ("Bank") and ALEX SHESHUHOFF MANAGEMENT SERVICES, L.P., a _______________ limited partnership ("ASM") is entered into this 10th day of October, 2000.

RECITALS

WHEREAS, Bank and ASM are parties to that certain Proposal to Improve Regulatory Compliance and Performance Through Business Process Improvement Assistance for Commercial & Savings Bank of even date herewith (the "Agreement"); and

WHEREAS, under the terms and subject to the conditions of the Agreement, ASM shall provide certain consulting services to Bank, including but not limited to the implementation of certain policies, processes and procedures.

NOW, THEREFORE, in consideration of mutual promises expressed in this Addendum, the undersigned parties agree as follows:

1. ASM hereby represents and warrants that, the policies and procedures recommended by ASM for implementation at Bank (i) are to the best knowledge of ASM sufficient policies and procedures to meet applicable federal and statement requirements, and (ii) to the knowledge of ASM, have not been found to be defective by any regulatory body having jurisdiction over any bank. ASM will assign experienced consultants that will use their expertise to assist in writing policy and procedure manuals that should meet the applicable state and federal law, and regulatory requirements. ASM will work with outside counsel to address any regulatory issues that should arise from the new policies and procedures. If legal advice is required, the services of a competent professional should be sought.

2. If the policies and procedures recommended by ASM to Bank are not implemented and following by Bank personnel, ASM shall have no obligation to Bank under this Addendum.

3. ASM agrees that, in the event that the representations and warranties of ASM set forth in Section 1 of this Addendum are breached at any time, ASM will provide Bank with additional consulting services without charge until such time as such representations and warranties are true and correct.

4. ASM warrants only those policies and procedures specifically noted in the proposal. These include the operating areas of Trust, Lending, Deposit Operations and Retail Banking operations. ASM specifically is not contractually obligated to correct deficiencies in the areas of technology, vendor contract management, management capability or other areas not specifically noted in the agreement.

5. This Addendum contains terms and conditions in addition to those contained in the Agreement and is intended to become part of the Agreement. It is expressly understood that to the extent, if any, that the terms and conditions of this Addendum are different from, or conflict with, those set forth in the Agreement or any future agreements, this Addendum shall control.

6. This Addendum may not be amended except by an instrument in writing duly executed and delivered on behalf of the parties hereto. Any agreement on the part of a party to any waiver shall be valid only if set forth in any instrument in writing duly executed and delivered on behalf of such party.

7. This Addendum may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.